                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Chris-Craft Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  [LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 1999

To the Stockholders of
  CHRIS-CRAFT INDUSTRIES, INC.:

     The annual meeting of the stockholders of Chris-Craft Industries, Inc. ("Chris-Craft") will be held at The Pan Pacific Hotel, 500 Post Street, San Francisco, California 94102, on May 4, 1999, at 9:00 A.M., for the purpose of considering and acting upon the following matters:

          (1) Election of directors.

          (2) Adoption of the 1999 Management Incentive Plan.

          (3) Ratification of the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as auditors of Chris-Craft for the year ending December 31, 1999.

          (4) Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our San Francisco television station, KBHK, after the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to Chris-Craft in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated: New York, New York
       March 31, 1999

                                            By Order of the Board of Directors,

                                                 BRIAN C. KELLY, Secretary

                          CHRIS-CRAFT INDUSTRIES, INC.

                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Chris-Craft for use at the annual meeting of stockholders on May 4, 1999 and at any adjournment thereof. March 31, 1999 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

     As of March 12, 1999, the record date for the meeting, Chris-Craft had outstanding 24,481,469 shares of Common Stock, 8,077,177 shares of Class B Common Stock, 235,784 shares of $1.40 Convertible Preferred Stock and 73,399 shares of Prior Preferred Stock, being the classes of stock entitled to vote at the meeting. Each share of Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. Each share of $1.40 Convertible Preferred Stock entitles its holder to 33.9 votes, or 237.3 votes if he was the holder of such share on November 10, 1986 (or is a "Permitted Transferee," as defined in Chris-Craft's Restated Certificate of Incorporation). Each share of Prior Preferred Stock entitles its holder to .3 vote, or 6.3 votes if he was the holder of such share on November 10, 1986 (or is a Permitted Transferee). Notwithstanding the foregoing, if the holder of record of a share of Class B Common Stock, $1.40 Convertible Preferred Stock or Prior Preferred Stock is a broker or dealer in securities, a bank or voting trustee or a nominee of any of the foregoing, or if such share is otherwise held of record by a nominee of the beneficial owner of such share, then such share of Class B Common Stock entitles such record holder to one vote, such share of $1.40 Convertible Preferred Stock entitles such record holder to 33.9 votes, and such share of Prior Preferred Stock entitles such record holder to .3 vote, except to the extent that such record holder establishes to Chris-Craft's satisfaction, pursuant to procedures set forth in Chris-Craft's Restated Certificate of Incorporation, that such share has been held continuously since November 10, 1986 or its later issuance by a named beneficial owner (whose address must also be specified). The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

     The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

     The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of Jeane J. Kirkpatrick, Norman Perlmutter, William D. Siegel and Evan C Thompson as directors until the third annual meeting following the May 4, 1999 meeting and until their respective successors are elected and qualified. Information with respect to each such nominee, as well as the eight present directors whose terms of office expire at the first or second annual meeting following the May 4, 1999 meeting, is set forth below:

                                                                                           AGE,       HAS SERVED
                               OTHER POSITIONS WITH CHRIS-CRAFT, PRINCIPAL OCCUPATION  FEBRUARY 28,   AS DIRECTOR
            NAME                          AND CERTAIN OTHER DIRECTORSHIPS                  1999          SINCE
            ----               ------------------------------------------------------  ------------   -----------
NOMINEES FOR THREE-YEAR TERM

Jeane J. Kirkpatrick.........  Leavey Professor of Government, Georgetown Uni-              72           1994
                                 versity; Senior Fellow, the American Enterprise
                                 Institute for Public Policy Research
Norman Perlmutter............  Chairman of the Board, Heitman Financial Ltd., real          65           1975
                                 estate financial services; Director, Horizon Group
                                 Properties, Inc., Prime Retail, Inc. and United
                                 Television, Inc. ("UTV")(1)
William D. Siegel............  Senior Vice President, Chris-Craft; Director, BHC            44           1994
                                 Communications, Inc. ("BHC")(1)
Evan C Thompson..............  Executive Vice President, Chris-Craft, and Presi-            56           1982
                                 dent, Television Division; Director, UTV

INCUMBENT DIRECTORS -- TWO-YEAR REMAINING TERM
John C. Bogle................  Senior Chairman and Founder, The Vanguard Group, Inc.        69           1996
                                 and of the Investment Companies in the Vanguard
                                 Group; Director, The Mead Corporation

T. Chandler Hardwick, III....  Headmaster, Blair Academy, independent secondary             46           1994
                                 school

David F. Linowes.............  Professor of Political Economy and Public Policy and         81           1958
                                 Boeschenstein Professor Emeritus, University of
                                 Illinois
Herbert J. Siegel............  Chairman of the Board and President, Chris-Craft;            70           1959
                                 Chairman of the Board, BHC; Director, UTV

INCUMBENT DIRECTORS -- ONE-YEAR REMAINING TERM

Howard Arvey.................  Of Counsel, Wildman, Harrold, Allen & Dixon, Chicago         77           1975
                                 law firm
Lawrence R. Barnett..........  Consultant; retired Executive Vice President, Chris-         85           1963
                                 Craft; Director, UTV
James J. Rochlis.............  Consultant; retired Executive Vice President, Chris-         82           1958
                                 Craft
John C. Siegel...............  Senior Vice President, Chris-Craft; Director, BHC and        46           1994
                                 Chairman of the Board, UTV

---------------
(1) UTV is a majority owned subsidiary of BHC Communications, Inc., which is a majority owned subsidiary of Chris-Craft.

     The principal occupation of each of the directors for the past five years is stated in the foregoing table. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

     John C. Siegel and William D. Siegel are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     Chris-Craft has established standing audit and compensation committees, among others, to assist the Board of Directors in discharging its responsibilities. Chris-Craft has no nominating committee.

     The Audit Committee reviews Chris-Craft's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate Chris-Craft financial personnel and independent accountants in connection with these reviews. The committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in auditing the corporate accounts. The independent accountants periodically meet with the Audit Committee and have access to the committee at any time. The committee held two meetings during 1998. Its members are Messrs. Arvey, Bogle and Linowes.

     The Compensation Committee makes recommendations to the Board with respect to the compensation of officers. It also determines and certifies whether performance goals and other terms of agreements with certain executives are satisfied. Its members are Messrs. Arvey, Linowes and Perlmutter. The committee held one meeting during 1998. The Board Compensation Committee Report on Executive Compensation appears on page 12.

     Chris-Craft's Board of Directors held three meetings during 1998.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The management of Chris-Craft has been informed that, as of February 28, 1999, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to Chris-Craft of more than 5% of any class of Chris-Craft voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the securities of Chris-Craft reflected in such table. Except as reflected in Tables II and III, as of February 28, 1999, each director or executive officer of Chris-Craft disclaims beneficial ownership of securities of any Chris-Craft subsidiary. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

                  I. BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK

                              $1.40 CONVERTIBLE         CLASS B COMMON             COMMON STOCK
                            PREFERRED STOCK(2)(3)       STOCK(2)(3)(4)              (3)(5)(6)
                            ---------------------    ---------------------    ----------------------
                             NUMBER      PERCENT      NUMBER      PERCENT       NUMBER      PERCENT
BENEFICIAL OWNER(1)         OF SHARES    OF CLASS    OF SHARES    OF CLASS    OF SHARES     OF CLASS
-------------------         ---------    --------    ---------    --------    ---------     --------
Howard Arvey..............       100          *         51,043         *         111,262         *
Lawrence R. Barnett.......    50,654       21.5%     1,483,457      16.1%      2,093,708       7.9%
John C. Bogle.............        --         --             --        --          22,686         *
T. Chandler Hardwick,
  III.....................        --         --             --        --          29,940         *
Jeane J. Kirkpatrick......        --         --             --        --          17,382         *
David F. Linowes..........     6,145        2.6%       143,174       1.7%        249,345       1.0%
Joelen K. Merkel(7).......        --         --         23,323         *          80,076         *
Norman Perlmutter.........        --         --          6,432         *          54,832         *
James J. Rochlis..........    16,199        6.9%       877,561      10.4%      1,746,603       6.8%
Herbert J. Siegel(8)......   142,569       60.5%     4,730,918      41.8%      6,731,912      21.6%
John C. Siegel(9).........       246          *        932,207      11.5%      1,665,180       6.5%
William D. Siegel(9)......        --         --        631,218       7.8%        735,064       2.9%
Evan C Thompson(10).......       130          *        734,601       9.1%      1,497,914       5.9%
All directors and
  executive officers as a
  group, including those
  named above (14
  persons)(11)............   215,667       91.5%     8,724,025      67.3%     12,792,419      34.9%
Capital Research
  and Management
  Company(12).............        --         --             --        --       1,568,000       6.4%
The Equitable Companies
  Incorporated(13)........        --         --      1,262,938      15.6%      1,314,421       5.1%
Gabelli Funds, Inc.,
  GAMCO Investors, Inc.,
  and Mario J.
  Gabelli(14).............        --         --        613,324       7.6%      4,668,836      18.6%
The Gabelli Equity Trust
  Inc.(15)................        --         --        558,864       6.9%        558,864       2.2%

---------------
   * Less than 1%.

 (1) The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071; the address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, NY 10019; the address of Gabelli Funds, Inc. ("GFI"), GAMCO Investors, Inc., Mario J. Gabelli, and the Gabelli Equity Trust Inc. is One Corporate Center, Rye, NY 10580; the address of each other beneficial owner named in the table is c/o Chris-Craft Industries, Inc., 767 Fifth Avenue, New York, NY 10153.

 (2) Each share of $1.40 Convertible Preferred Stock is convertible into
     11.28894 shares of Common Stock and 22.57786 shares of Class B Common Stock, except that if such share of $1.40 Convertible Preferred Stock was transferred after November 10, 1986 other than to a Permitted Transferee, as defined in Chris-Craft's certificate of incorporation, such share is convertible into 33.86680 shares of Common Stock. Each share of Class B Common Stock is convertible into one share of Common Stock.

 (3) At January 1, 1999, the Trustee of the Chris-Craft/UTV Employees' Stock Purchase Plan (the "Stock Purchase Plan") held 363,600 shares of Class B Common Stock, 644,261 shares of Common Stock and 246 shares of $1.40 Convertible Preferred Stock (representing 4.5%, 2.6% and less than 1% of the outstanding shares of the respective classes at February 28, 1999). A committee appointed by the Board of Directors of Chris-Craft to administer the Stock Purchase Plan, comprised of James J. Rochlis, John C. Siegel, and another Chris-Craft executive officer, is empowered to direct voting of the shares held by

                                                  (Notes continued on next page)
     the Trustee of that plan. The numbers of shares set forth in the table with respect to each named executive officer other than John C. Siegel include, with respect to the Stock Purchase Plan, only shares vested at January 1, 1999. The numbers of shares set forth in the table with respect to the named members of the Stock Purchase Plan Committee and all directors and executive officers as a group includes all shares held in the Stock Purchase Plan as of January 1, 1999. If, at February 28, 1999, the shares of $1.40 Convertible Preferred Stock held in the Stock Purchase Plan at January 1, 1999 had been converted, and the Class B Common Stock issuable upon such conversion had been added to the Class B Common Stock then held in the Stock Purchase Plan, the shares of Class B Common Stock held in the plan would represent 4.6% of the Class B Common Stock that would have been outstanding; if, at February 28, 1999, the shares of $1.40 Convertible Preferred Stock held in the Stock Purchase Plan at January 1, 1999 had been converted, the Class B Common Stock then held in the Stock Purchase Plan, or issuable upon conversion of the $1.40 Convertible Preferred Stock held in the Stock Purchase Plan, had also been converted, and the Common Stock issuable upon such conversions had been added to the Common Stock then held in such plan, the shares of Common Stock held in the plan would represent 4.1% of the Common Stock that would have been outstanding.

 (4) Includes shares of Class B Common Stock issuable upon conversion of the $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

 (5) Includes shares of Common Stock issuable upon conversion of the $1.40 Convertible Preferred Stock and Class B Common Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

 (6) Includes with respect to the following directors the indicated numbers of shares issuable on exercise of options previously granted under the 1994 Director Stock Option Plan or to be granted under the 1994 Director Stock Option Plan immediately following the 1999 annual meeting of stockholders:
     Howard Arvey, 34,764; Lawrence R. Barnett, 34,764; John C. Bogle, 17,382;
     T. Chandler Hardwick, III, 28,970; Jeane J. Kirkpatrick, 17,382; David F. Linowes, 34,764; Norman Perlmutter, 34,764; James J. Rochlis, 34,764.

 (7) Ownership includes 22,693 shares of Common Stock issuable pursuant to currently exercisable stock options.

 (8) Ownership includes 337,652 shares of Common Stock issuable pursuant to a currently exercisable stock option and excludes 69,959 shares of Class B Common Stock owned by Mr. Siegel's wife and 36,613 shares of Class B Common Stock held by her as trustee.

 (9) Ownership includes 56,271 shares of Common Stock issuable pursuant to currently exercisable stock options.

(10) Ownership includes 225,098 shares of Common Stock issuable pursuant to currently exercisable stock options and 14,210 shares of Common Stock held by the Evan C Thompson Foundation.

(11) Ownership includes all shares held in the Stock Purchase Plan, as of January 1, 1999 (see Note 3), all other shares reflected in the table with respect to directors and named executive officers, and all other shares, including an additional 33,761 shares of Common Stock issuable pursuant to currently exercisable stock options, held by an executive officer of Chris-Craft not named in the table. Of the shares held in the Stock Purchase Plan, 116 shares of $1.40 Convertible Preferred Stock, 199,455 shares of Class B Common Stock and 517,205 shares of Common Stock were held for the accounts of employees other than executive officers.

(12) Voting power is disclaimed as to all shares. Information herein is furnished in reliance on Amendment No. 1 to Schedule 13G of the named owner dated February 8, 1999, filed with the SEC.

(13) Voting power is shared as to 1,262,938 shares. Information is furnished herein in reliance on Amendment Nos. 10 and 17 to Schedule 13G of The Equitable Companies Incorporated, each dated February 10, 1999, filed with the SEC jointly with AXA and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle, as a group.

(14) Voting power is disclaimed as to 67,022 shares. Information is furnished herein in reliance on Amendment No. 30 to Schedule 13D of the named owners dated December 24, 1998, filed with the SEC. Amounts exclude shares referred to in Note 15.

(15) GFI has investment power respecting the referenced shares. Information is furnished herein in reliance on Amendment No. 6 to Schedule 13G of the named owner dated February 13, 1999, filed with the SEC.

              II. BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                                 NUMBER
                      BENEFICIAL OWNER                        OF SHARES(1)
                      ----------------                        ------------
Howard Arvey................................................       650
Lawrence R. Barnett.........................................        --
John C. Bogle...............................................        --
T. Chandler Hardwick, III...................................        --
Jeane J. Kirkpatrick........................................        --
David F. Linowes............................................       151
Joelen K. Merkel(2).........................................       200
Norman Perlmutter...........................................        --
James J. Rochlis(3).........................................     1,109
Herbert J. Siegel...........................................       229
John C. Siegel..............................................        --
William D. Siegel(3)........................................       540
Evan C Thompson.............................................        --
All Chris-Craft directors and executive officers as a group,
  including those named above (14 persons)(3)...............     2,570

---------------
(1) Each amount shown represents less than 1% of the class.

(2) Shares are owned jointly with the executive officer's husband.

(3) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which James J. Rochlis, William D. Siegel, and another Chris-Craft executive officer are Trustees.

                   III. BENEFICIAL OWNERSHIP OF UTV COMMON STOCK

                                                               NUMBER      PERCENT
                      BENEFICIAL OWNER                        OF SHARES    OF CLASS
                      ----------------                        ---------    --------
Howard Arvey................................................        --         --
Lawrence R. Barnett(1)......................................     4,000          *
John C. Bogle...............................................        --         --
T. Chandler Hardwick, III...................................        --         --
Jeane J. Kirkpatrick........................................        --         --
David F. Linowes............................................        --         --
Joelen K. Merkel............................................        --         --
Norman Perlmutter(1)........................................    10,500          *
James J. Rochlis(2).........................................   228,821       2.4%
Herbert J. Siegel...........................................        --         --
John C. Siegel(2)...........................................   239,821       2.5%
William D. Siegel...........................................        --         --
Evan C Thompson(2)..........................................    35,000       2.8%
All Chris-Craft directors and executive officers as a group,
  including those named above (14 persons)(2)...............   279,321       3.0%

---------------
  * Less than 1%.

(1) Includes with respect to the following directors the indicated numbers of shares issuable on exercise of options previously granted under UTV's 1995 Director Stock Option Plan or to be granted thereunder immediately following UTV's 1999 annual meeting of stockholders: Lawrence R. Barnett, 4,000; Norman Perlmutter, 8,500.

(2) As of January 1, 1999, (a) the Trustee of the Stock Purchase Plan held 228,821 shares of UTV Common Stock (representing 2.4% of the outstanding shares at February 28, 1999), and (b) the Trustees of the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 28, 1999). John C. Siegel, Evan C Thompson, and another executive officer of UTV are the Trustees of the UTV Profit Sharing Plan empowered to vote and dispose of the shares held by that plan. The numbers of shares set forth in the table with respect to all Chris-Craft directors and executive officers as a group include all shares held in the Stock Purchase Plan and the UTV Profit Sharing Plan as of January 1, 1999, and the numbers of shares set forth respecting the named members of the Stock Purchase Plan and the named Trustees of the UTV Profit Sharing Plan include the respective numbers of shares held in those plans as of such date.

EXECUTIVE COMPENSATION

     The following table sets forth all plan and non-plan compensation paid to the named individuals for services rendered in all capacities to Chris-Craft and its subsidiaries during the three years ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                                                       ------------
                                              ANNUAL COMPENSATION(1)    SECURITIES
                                              ----------------------    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY ($)   BONUS ($)    OPTIONS(#)    COMPENSATION($)
    ---------------------------       ----    ----------   ---------    ----------    ---------------
Herbert J. Siegel...................  1998    1,050,604    2,133,810          --         1,135,828(2)
  Chairman of the Board               1997    1,033,043    2,124,300          --         1,222,257
     and President                    1996    1,000,041    2,249,895          --           864,695

Joelen K. Merkel....................  1998      334,215      250,000          --            70,047(3)
  Vice President                      1997      324,480      220,000          --           126,035
     and Treasurer                    1996      312,000      220,000          --            48,344

John C. Siegel......................  1998      590,190      600,000          --           127,193(4)
  Senior Vice President               1997      573,000      900,000*         --           300,143
                                      1996      551,000      400,000          --            69,862

William D. Siegel...................  1998      590,190      600,000          --           127,193(5)
  Senior Vice President               1997      573,000    1,500,000**        --           374,728
                                      1996      551,000      400,000          --            69,342

Evan C Thompson.....................  1998    1,050,604    1,727,100          --           750,334(6)
  Executive Vice President            1997    1,033,043    1,950,060          --         1,166,215
     and President, Television        1996    1,000,041    2,225,180          --           540,925
       Division

---------------
  * Includes $500,000 paid by a BHC subsidiary.

 ** Includes $1,100,000 paid by a BHC subsidiary.

(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.

(2) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $142,741 with respect to the Stock Purchase Plan and $331,725 with respect to the Profit Sharing Plan; also includes $53,117 reported as income of the named individual with respect to premiums paid on "split-dollar" life insurance policies and $608,245 credited to a deferred compensation account.

(3) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $25,453 with respect to the Stock Purchase Plan and $44,594 with respect to the Profit Sharing Plan.

(4) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $48,311 with respect to the Stock Purchase Plan and $78,882 with respect to the Profit Sharing Plan.

(5) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $48,311 with respect to the Stock Purchase Plan and $78,882 with respect to the Profit Sharing Plan.

(6) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $186,978 with respect to the Stock Purchase Plan and $286,881 with respect to the Profit Sharing Plan; also includes $276,475 credited to a deferred compensation account.

     The following table sets forth information concerning each exercise of stock options during 1998 by each of the named individuals, along with the year-end value of unexercised options. No option was granted to any executive officer during 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                           AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                        SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
         NAME           ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ---------------   -----------   -----------   -------------   -----------   -------------
Herbert J. Siegel.....         0               0          337,652             --       5,958,140            --
Joelen K. Merkel......         0               0           22,693             --         390,356            --
John C. Siegel........         0               0           56,271             --         947,959            --
William D. Siegel.....         0               0           56,271             --         947,959            --
Evan C Thompson.......         0               0          225,098             --       3,972,034            --

     Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson, as of January 1, 1994.

     The employment agreement with Herbert J. Siegel ("Mr. Siegel's agreement") provides for his continued service as Chief Executive Officer for a term ending December 31, 2000. Annual base salary is currently $1,067,414, subject to adjustment ("COLA adjustment"), to reflect price level increases, as reported in a U.S. Department of Labor Consumer Price Index. Deferred compensation, currently in the amount of $618,977 annually, subject to COLA adjustment, plus any other current compensation that would not be deductible by Chris-Craft pursuant to Section 162(m) of the Internal Revenue Code (the "Code"), is credited to a deferred compensation account, together with interest on the account balance, to be computed based on the yield of U.S. Treasury Notes maturing in five years. The account balance will be paid to Mr. Siegel in five annual installments after termination of the employment term.

     Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control, if the employment term otherwise would have terminated before such third anniversary.

     Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of Mr. Siegel's agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive, in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement (assuming no additional extensions of the employment term after such termination), plus an amount equal to the mean performance bonuses theretofore paid or payable to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, Mr. Siegel's estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

     Mr. Siegel's agreement entitles him to a cash bonus for each year of his employment equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000. For purposes of the agreement, "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as such amount is reported on Chris-Craft's audited consolidated statements of income included in its annual report to stockholders; provided that, in determining such Pre-tax Income, there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the United Paramount Network, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

     During the consulting term, which will commence on expiration of the employment term and end five years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment from December 1993), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

     As additional inducement to Mr. Siegel to enter into the agreement, Chris-Craft made "split-dollar" life insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies, having face amounts totaling $15 million, covered by his agreement and has the right to designate and change the beneficiaries thereunder; however, none of the policies may be borrowed against, surrendered, or canceled, and no dividend election thereunder may be terminated, without Chris-Craft's consent. The premiums on these policies are paid by Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. The policies and the split-dollar agreements contemplate that an amount equal to the aggregate premiums paid, but without interest, will be repaid to Chris-Craft and BHC, upon the death of the last to die of the insureds.

     Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

     Mr. Thompson's employment agreement ("Mr. Thompson's agreement") provides for his continued service until December 31, 2000 on substantive terms similar to those specified in Mr. Siegel's agreement, except that annual deferred compensation is currently in the amount of $280,898, subject to COLA adjustment, and Mr. Thompson can elect each year whether amounts deferred for such year will be paid in lump sum immediately, or over five years, after termination of the employment term; Mr. Thompson's consulting fee is $250,000 per year (subject to COLA adjustment from December 1993), and the consulting term will end May 31, 2007; if Mr. Thompson dies during the employment term or the consulting term, a death benefit is payable until the earlier of the first anniversary of his death or the end of the consulting term; there is no split-dollar life insurance; Chris-Craft will match on a cumulative basis up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term; and Mr. Thompson's bonus is equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million. The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of each such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash Flow for purposes of the bonus calculation means operating income plus depreciation and amortization of goodwill and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting.
                            ------------------------

     Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Benefit Equalization Plan) are, for Joelen K. Merkel, John C. Siegel, William D. Siegel and Evan C Thompson, $315,147, $540,495, $666,477 and $1,006,244, respectively. Herbert J. Siegel, who has reached age 65, is currently receiving $79,874 per year from the predecessor pension plan and, as of February 28, 1999, has accrued an additional annual benefit of $1,042,453 under the current pension plan, including the Benefit Equalization Plan.

     Under the Executive Deferred Income Plan, Chris-Craft entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death. Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years. Annual benefits payable to Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. After an employee has participated in the plan for four years, premiums for insurance on his life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft. Accordingly, since 1987, Chris-Craft has made no payment under the plan with respect to the participation of any Chris-Craft executive officer, other than for interest on policy loans and disability waiver premiums.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three directors who have never been employees of Chris-Craft, is responsible for reviewing the recommendations of the Chief Executive Officer ("CEO") and making recommendations to the Board of Directors with respect to the salaries, bonuses, and other forms of compensation, including stock option grants, of Chris-Craft's executive officers.

     The Committee seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of Chris-Craft's businesses by linking their compensation to performance. Each executive officer's cash compensation consists of two components: base salary and annual bonus.

     Base salary and bonus for the CEO and the Executive Vice President and President, Television Division are fixed by their respective employment agreements, as described under Executive Compensation.

     The remaining executive officers are not directly responsible for the operating results of particular businesses. Their salaries for 1998 were fixed at the end of the prior fiscal year, based on subjective perceptions of salaries paid by comparable companies for comparable positions, and their bonuses were based on subjective assessments of the executive officers' success at fulfilling the duties and responsibilities of their respective positions and the particular tasks assigned to them. The Committee generally adopts the recommendations of the CEO, who bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, which companies operate in the entertainment industry, although not included in the S&P Broadcast-500 Index. The CEO assesses executive officer performance in terms of normal responsibilities, assumption of extra responsibilities, and additional work related to special projects. No relative weight was assigned to any of the foregoing factors. Specifically, the bonuses of executive officers and option grants to them reflect their relative participation and performance, as perceived by the CEO, in various matters, including analysis and planning relating to government policies such as legislative and regulatory initiatives, analysis and negotiation of business acquisitions, planning new business ventures, and assumption of additional responsibilities.

     Each of the employment agreements for the CEO and the Executive Vice President provides that current compensation otherwise payable, but that would not be deductible for federal income tax purposes under Section 162(m) of the Code, will be credited to a deferred compensation account and paid to the executive after his employment with Chris-Craft has terminated. Chris-Craft's policy with respect to Section 162(m) of the Code for the other executive officers is that their compensation should be fully deductible.

            HOWARD ARVEY     DAVID F. LINOWES     NORMAN PERLMUTTER

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return for Chris-Craft Common Stock, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Broadcast-500 index, assuming the investment of $100 in each in December 1993 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

                          CHRIS-CRAFT INDUSTRIES, INC.
[CHRIS-CRAFT CHART] TOTAL RETURN TO SHAREHOLDERS: 1993-1998

                                         CHRIS-CRAFT       'BRDCAST(TV,RADIO,CABLE)-
                                             INDS                    500'                S&P 500 INDEX
DEC-93                                      100.00                  100.00                   100.00
DEC-94                                       97.02                   92.85                   101.32
DEC-95                                      125.28                  121.55                   139.40
DEC-96                                      123.07                   99.63                   171.40
DEC-97                                      160.76                  163.92                   228.59
DEC-98                                      152.53                  254.30                   293.91

     Pursuant to SEC rules, the material under the captions Board Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material incorporated by reference in Chris-Craft filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

     Each director who is not a Chris-Craft employee receives a retainer of $35,000 per year plus $7,500 per year for service on each of the Audit, Compensation, and Pension Committees. Pursuant to the 1994 Director Stock Option Plan, on each annual meeting date, each such director is granted a five-year option to purchase 5,000 shares of Chris-Craft Common Stock (as constituted when the plan was adopted in 1994), at a price per share equal to the market price per share on the date of grant.

     Lawrence R. Barnett and James J. Rochlis, each a director and retired Executive Vice President of Chris-Craft, served as consultants to Chris-Craft during 1998, each for compensation of $75,000 annually, and are continuing, on a year-to-year basis, to serve as consultants for the same compensation. Mr. Rochlis received a $75,000 bonus for 1998. Messrs. Barnett and Rochlis are consulted from time to time, as operating officers deem necessary, to obtain their advice and the benefit of their experience with respect to those Chris-Craft operations for which they were responsible during their years of service as Executive Vice Presidents of Chris-Craft. Mr. Barnett consults respecting films and other media entertainment for broadcast by Chris-Craft. Mr. Rochlis consults with respect to Chris-Craft's Industrial Division and Chris-Craft environmental matters. Chris-Craft also pays a portion of the premiums for health insurance for these consultants, which totaled $6,098 for Mr. Barnett and $2,564 for Mr. Rochlis in 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lawrence R. Barnett and James J. Rochlis, each a director and retired Executive Vice President of Chris-Craft, served as consultants to Chris-Craft during 1998, as more fully described under Compensation of Directors.

     Laurey J. Barnett, who is the daughter of Lawrence R. Barnett, a director of Chris-Craft, continued during 1998 to serve UTV as Vice President and Director of Programming. Her salary and bonus for 1998 aggregated $335,000; she received a monthly automobile allowance of $800; and she participated in UTV benefit plans on the same basis as other eligible employees. Ms. Barnett's employment continues in the same capacity and on essentially the same terms, except that her salary is $185,000.

     A son of Lawrence R. Barnett, a director of Chris-Craft, is a principal of the firm of Gipson Hoffman & Pancione, which performed legal services for certain Chris-Craft subsidiaries during 1998 and is expected to perform similar services during 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Chris-Craft's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in beneficial ownership of Chris-Craft equity securities with the SEC. Copies of those reports must also be furnished to Chris-Craft. Based solely on a review of the copies of reports furnished to Chris-Craft and written representations that no Forms 5 were required, Chris-Craft believes that during 1998 all filing requirements applicable to directors and executive officers were timely complied with.

                         1999 MANAGEMENT INCENTIVE PLAN

     The Board of Directors has adopted the 1999 Management Incentive Plan (the "1999 Plan"), subject to stockholder approval. The Board of Directors believes that the 1999 Plan is desirable to attract and retain the best available talent and to encourage the highest level of performance. Fewer than 11,000 shares remain available for grant under the employee stock option plan most recently adopted by stockholders, the 1994 Management Incentive Plan.

     The 1999 Plan is set forth as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by this reference thereto.

     Under the 1999 Plan, options to purchase an aggregate of 2,500,000 shares of Chris-Craft Common Stock, $.50 par value ("Common Stock"), may be granted from time to time to employees, including officers and directors who are employees, of Chris-Craft or of any subsidiary of Chris-Craft, who have been so employed for at least one year at the end of the fiscal year ended immediately prior to the grant of the option (provided that the Board of Directors may authorize the grant of an option to an employee who has not served for such period). The aggregate number of shares which may be subject to options granted to any one employee within any period of three years shall not exceed 500,000 shares. Approximately 150 persons, including six executive officers, are expected to be eligible to participate in the 1999 Plan.

     The 1999 Plan is to be administered by a committee (the "Committee"), appointed by the Board of Directors, which will consist of at least two non-employee directors. The Committee is generally empowered to interpret the 1999 Plan, to prescribe rules and regulations relating thereto, to determine the terms of option agreements, to amend them with the consent of the optionee, to determine the employees to whom options are to be granted and to determine the number of shares subject to each option granted.

     The per share exercise price of each option is established by the Committee and in each instance will not be less than the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO, as defined below, if the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Chris-Craft or any of its subsidiary corporations (a "10% Holder")). Upon exercise of an option, the optionee may pay the purchase price with securities of Chris-Craft previously acquired by him, if so permitted by the Committee or by the related option agreement.

     Options will be exercisable for a term determined by the Committee, which term will not be greater than ten years from the date of grant (five years for ISOs granted to a 10% Holder). Generally, an option will become exercisable as to one-third of the number of the shares covered thereby cumulatively upon each anniversary of the date of the grant. Except in the event of certain terminations of employment or death or permanent and total disability, no option may be exercised unless the holder thereof is then an employee of Chris-Craft or any subsidiary corporation. Options will not be transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee or his guardian or legal representative.

     Options granted pursuant to the 1999 Plan may be designated as incentive stock options ("ISOs") with the attendant tax benefits provided under Sections 421 and 422 of the Internal Revenue Code of 1986 (the "Code"). The 1999 Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of Chris-Craft and any subsidiary corporation) may not exceed $100,000.

     Stock appreciation rights ("SARs") may also be awarded to holders of options granted under the 1999 Plan at any time prior to the exercise in full of the related options and on the same terms and conditions. A SAR permits a holder of a related option to surrender the option with respect to all or any part of the shares covered thereby and to receive from Chris-Craft in exchange therefor a payment having an aggregate value equal to the Right Value of one share multiplied by the number of shares as to which the related option is surrendered. Payment may be made in the form of cash or Common Stock, in the discretion of the Committee. The Right Value of a share is the greater of (A) the amount by which the fair market value of one share when the SAR is exercised exceeds the option price per share and (B) the amount by which the book value of one share when the SAR is exercised exceeds the book value of one share when the related option was granted, except that if the related option is an ISO, the Right Value is determined only pursuant to clause (A). Each SAR is exercisable for the same term and terminates under the same conditions as the related option.

     An option shall expire three months after termination of employment, unless extended by the Committee, in its sole discretion and at the employee's request, prior to the end of such three-month period, and except that a non-ISO option held by an employee who continues to serve Chris-Craft as a consultant will continue in effect, but, in either case, not beyond the date that the option would have, by its terms, expired. An option shall nonetheless terminate immediately upon termination of employment by Chris-Craft for cause or voluntarily by the employee without Chris-Craft's consent.

     The number of shares subject to option and the exercise price of options are subject to adjustment or cash settlement in the event of changes in the outstanding Common Stock by reason of stock dividends, recapitalizations, mergers, and similar events or a change in control of Chris-Craft.

     The Board of Directors may suspend, terminate, modify or amend the 1999 Plan, provided, however, that (except for adjustments by reason of stock dividends, recapitalizations, mergers and similar events) any increase in the aggregate number of shares issuable upon the exercise of options, any reduction in the purchase price of the Common Stock covered by any option, any extension of the period during which options may be granted or increase in the maximum term of options, and any material modification in the requirements as to eligibility for participation in the 1999 Plan shall be subject to the approval of stockholders. No suspension, termination, modification or amendment of the 1999 Plan may adversely affect an optionee's rights under an option theretofore granted without the consent of the optionee.

     The 1999 Plan also authorizes the Board of Directors to cause Chris-Craft or any subsidiary to give or arrange for financing, including direct loans, secured or unsecured, or guaranties of loans by banks, which guaranties may be secured in whole or in part by assets of Chris-Craft or any subsidiary corporation, to any eligible participant in the 1999 Plan who shall have been employed by Chris-Craft or any subsidiary for at least two years at the end of the fiscal year ending immediately prior to arranging such financing, but the

Board of Directors may in any specific case authorize financing for an employee who has not served for such period. Such financing shall be for the purpose of providing funds for the purchase by such person of Common Stock pursuant to the exercise of an option, for payment of taxes incurred in connection therewith, or otherwise to purchase or carry a stock investment in Chris-Craft. The maximum amount of loans made and liabilities for guaranties incurred by Chris-Craft in connection with all such financing outstanding at any time will not exceed $5,000,000. Each loan will bear interest. Each recipient of financing will be personally liable for the full amount of all financing extended to him. If authorized, such financing will be administered by a special committee of the Board consisting of not less than two directors, each of whom shall be a non-employee director.

     No option may be granted under the 1999 Plan or financing given or arranged after March 22, 2009, provided that financing given or arranged prior thereto may remain outstanding in accordance with such terms and conditions as may have been established by the Board of Directors or the committee administering such financing under the 1999 Plan.

     On March 19, 1999, the closing sale price of the Common Stock, as reported in the consolidated transaction reporting system, was $45.875 per share.

TAX CONSEQUENCES

     Chris-Craft has been advised as follows regarding the federal income tax consequences with respect to stock options, ISOs, SARs and payment in stock of the exercise price of options under the 1999 Plan.

     Optionees will not be taxed upon the grant of an option or a SAR. Except as noted below, at the time of exercise of an option other than an ISO, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares over the option price, and Chris-Craft generally will be entitled to a deduction in the same amount. The shares acquired pursuant to the exercise of an option other than an ISO will have a basis to the optionee equal to their fair market value on, and a holding period measured from, the date of exercise.

     At the time of exercise of an ISO, the optionee will recognize no income, and Chris-Craft will not be entitled to any deduction; the optionee, however, will generally have an item of adjustment to income, for purposes of calculating the alternative minimum tax, equal to the excess of fair market value of the shares at such time over the option price. Upon exercise of a SAR, the optionee will be taxed at ordinary income rates on the amount of cash received or the fair market value of shares acquired, and Chris-Craft generally will be entitled to a deduction in the same amount.

     Upon the sale of a share acquired pursuant to the exercise of an option other than an ISO, any gain or loss will result in a capital gain or loss measured by the difference between the optionee's basis and the amount realized on such sale, provided the share sold is a capital asset in the hands of the holder. Upon the sale of a share acquired pursuant to the exercise of an ISO, any gain or loss will result in a capital gain or loss measured by the difference between the amount realized on such sale and the exercise price, provided the share sold is a capital asset in the hands of the holder. Such capital gain or loss will be long term gain or loss if at the time of sale the optionee held the share at least one year after its issuance to him following exercise and at least two years since the grant of the option. In the case of a disposition of a share having a shorter holding period (a "Premature Disposition"), a portion (or all) of such gain will be taxed at ordinary income rates to the extent of the lesser of (a) the excess of the fair market value of the share at the time of exercise over the option price and (b) the gain on the sale, and Chris-Craft will be entitled to a deduction in the same amount. Any excess of the amount realized over the fair market value of the share at the time of exercise will be short-term capital gain.

     If the optionee uses previously acquired shares of Common Stock to pay the exercise price of a stock option, the optionee will not ordinarily recognize taxable income to the extent that the number of new shares of Common Stock received does not exceed the number of previously acquired shares so used. If non-recognition treatment applies to the payment for option shares with previously acquired shares, the tax basis and holding period of shares received without recognition of taxable income will be determined by reference to the shares surrendered as payment. If a greater number of shares of Common Stock is received upon exercise than the number of shares surrendered in payment of the option price, where an ISO is being exercised, such excess shares will have a zero basis in the hands of the holder; where an option other than an ISO is being exercised, the optionee will be required to include in gross income (and Chris-Craft will be entitled to deduct) an amount equal to the fair market value of the additional shares on the date the option is exercised less any cash paid for the shares, and the holding period will be measured from the exercise date.

     Moreover, if stock previously acquired by exercise of an ISO is transferred in connection with the exercise of another ISO, and if, at the time of such transfer, the stock so transferred has not been held for the holding period required in order to receive favorable treatment under the ISO rules (i.e., the stock is "Immature ISO Shares"), then such transfer will be treated as a Premature Disposition. Accordingly, with respect to the shares so transferred, the optionee will recognize ordinary income under the rules governing Premature Disposition discussed earlier in this section. However, the shares so acquired upon exercise of the ISO can still qualify for ISO treatment, if all of the other ISO requirements are fulfilled. By contrast, if Immature ISO Shares are transferred in connection with the exercise of an option other than an ISO, the transfer is not treated as a Premature Disposition. Instead, the number of shares issued upon exercise of the option equal to the number of delivered Immature ISO Shares retain the status of Immature ISO Shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1999 MANAGEMENT INCENTIVE PLAN.

                     RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of PricewaterhouseCoopers as auditors of Chris-Craft for its fiscal year ending December 31, 1999. Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. PricewaterhouseCoopers was the independent accountant for Chris-Craft for its fiscal year ended December 31, 1998. If the selection of PricewaterhouseCoopers is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by Chris-Craft at its principal executive offices by November 30, 1999. The persons named on the form of proxy to be sent in connection with the solicitation of proxies on behalf of Chris-Craft's Board of Directors for Chris-Craft's 2000 annual meeting of stockholders will vote in their own discretion on any matter as to which Chris-Craft shall not have received notice by February 15, 2000.

                                    GENERAL

     CHRIS-CRAFT'S 1998 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO BRIAN C. KELLY, SECRETARY, CHRIS-CRAFT INDUSTRIES, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

     Chris-Craft will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and Chris-Craft will reimburse these organizations in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of Chris-Craft, who will receive no additional compensation therefor. Chris-Craft has engaged Georgeson & Company Inc. to solicit proxies and distribute materials to brokers, banks, custodians and other nominee holders and will pay approximately $8,000 for these services, in addition to reimbursement of certain expenses.

                                          By Order of the Board of Directors,

                                                      BRIAN C. KELLY, Secretary

                                                                       EXHIBIT A

                          CHRIS-CRAFT INDUSTRIES, INC.

                         1999 MANAGEMENT INCENTIVE PLAN

1.  PURPOSE OF THE 1999 PLAN.

     Chris-Craft Industries, Inc. (the "Corporation") desires to attract and retain the best available talent and to encourage the highest level of performance. The 1999 Management Incentive Plan (the "1999 Plan") is intended to contribute significantly to the attainment of these objectives, by affording eligible employees of the Corporation or any of its parent or subsidiary corporations the opportunity to acquire and to increase their proprietary interests in the Corporation and by providing incentives for such employees to put forth maximum efforts for the success of the business.

2.  SCOPE AND DURATION OF THE 1999 PLAN.

     Under the 1999 Plan, options ("Options") to purchase Common Stock of the Corporation, par value $.50 per share ("Common Stock"), and stock appreciation rights ("Rights"), may be granted. Rights may be granted only in association with Options. Options may, at the time of grant, also be designated as incentive stock options ("ISOs") with the attendant tax benefits provided under Sections 421 and 422 of the Internal Revenue Code of 1986 (the "Code"). The aggregate fair market value (determined at the time an ISO is granted) of the Common Stock covered by ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Corporation and any parent corporation or any of its subsidiary corporations), may not exceed $100,000.

     The aggregate number of shares of Common Stock reserved for grant from time to time under the 1999 Plan is 2,500,000, which shares may be authorized but unissued shares or shares which shall have been or which may be reacquired by the Corporation. The aggregate number of shares which may be subject to Options granted to any one employee within any period of three years under the 1999 Plan shall not exceed 500,000 shares. Such aggregate numbers shall be subject to adjustment as provided in paragraph 12. If an Option shall expire or terminate for any reason without having been exercised in full or surrendered in full in connection with the exercise of a Right, the shares represented by the portion thereof not so exercised or surrendered shall (unless the 1999 Plan shall have been terminated) become available for other Options to be granted under the 1999 Plan. The 1999 Plan shall become effective upon approval by the stockholders of the Corporation as provided in paragraph 13. No Option or Right shall be granted under the 1999 Plan after March 22, 2009. The grant of an Option or a Right is sometimes referred to herein as an award thereof.

3.  ADMINISTRATION OF THE 1999 PLAN.

     The Board of Directors shall appoint a 1999 Plan Committee (the "Committee") to administer the 1999 Plan, except as otherwise specifically provided in the 1999 Plan. The Committee shall consist of not less than two members of the Board of Directors who are Non-Employee Directors (as hereinafter defined). The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

     The Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of the 1999 Plan, to direct the grant of Options, to determine the number of shares and purchase price of the Common Stock covered by each Option, the employees to whom, and the time or times at which, Options shall be granted and may be exercised; to designate Options as ISOs; to direct the grant of Rights in connection with any Option; to interpret the 1999 Plan; to prescribe, amend, and rescind rules and regulations relating to the 1999 Plan, including, without limitation, such rules and regulations as it shall deem advisable so that transactions involving Options or Rights may qualify for exemption under such rules and regulations as the Securities and Exchange Commission may promulgate from time to time exempting transactions from Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"); to determine the terms and provisions of and to cause the Corporation to enter into agreements with employees in connection with awards made under the 1999 Plan ("Agreements"), which Agreements may vary from one another as the Committee shall deem appropriate; to amend any such Agreements from time to time, with the consent of the optionee; and to make all other determinations it may deem necessary or advisable for the administration of the 1999 Plan. Any interpretation or determination made by the Committee pursuant to the foregoing shall be conclusive and binding upon any person having or claiming any interest under the 1999 Plan.

     The Committee shall hold its meetings at such times and places as it shall deem advisable. Members may participate in meetings through conference telephone or similar arrangements. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as the Committee may deem advisable and may employ (or authorize any person to whom it has delegated duties as aforesaid to employ) one or more persons to render advice with respect to any responsibility the Committee (or such person) may have under the 1999 Plan.

4.  ELIGIBILITY: FACTORS TO BE CONSIDERED IN GRANTING AWARDS.

     Options may be granted only to employees (including officers and directors who are employees) of the Corporation or of any parent or subsidiary corporation who shall have been so employed for a period of at least one year at the end of the fiscal year ended immediately prior to the grant; provided that the Board of Directors may, in any specific case, authorize an award to an employee who shall not have served for such a period. In determining the persons to whom awards shall be made and the number of shares to be covered by each option, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation or any parent or subsidiary corporation, the anticipated number of years of effective service remaining, and such other factors as the Committee, in its discretion, shall deem relevant in connection with accomplishing the purposes of the 1999 Plan. No person shall be eligible for an Option grant if he shall have filed with the Secretary of the Corporation an instrument waiving such eligibility; provided that any such waiver may be revoked by filing with the Secretary of the Corporation an instrument of revocation, which revocation will be deemed effective upon such filing. Subject to the provisions of paragraph 2, more than one award under the 1999 Plan may be made to any employee.

5.  OPTION PRICE.

     The purchase price per share of the Common Stock covered by each Option shall be established by the Committee, but in no event shall it be less than the fair market value (as hereinafter defined) of a share of Common Stock on the date the Option is granted.

     In the case of an individual who at the time the Option is granted owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Corporation or of its parent or a subsidiary corporation (a "10% Holder"), the purchase price of the Common Stock covered by any ISO shall in no event be less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

6.  TERM OF OPTIONS.

     The term of each Option shall be fixed by the Committee, but in no event shall it be more than 10 years from the date of grant, subject to earlier termination as provided in paragraph 10. The term of an ISO granted to a 10% Holder shall be no more than 5 years from the date of grant. The term of any Option may be extended from time to time by the Committee, provided that no such extension shall extend the term beyond 10 years from the date of grant.

7.  EXERCISE OF OPTIONS.

     (a) Subject to the provisions of the 1999 Plan, an Option granted under the 1999 Plan shall become fully exercisable on the third anniversary of the date of grant. Prior thereto, each Option shall become exercisable as to one-third of the number of shares originally covered thereby upon the first anniversary of the date of the grant of the Option; and as to an additional one-third upon the second anniversary of the date of the grant of the Option. Such installments shall be cumulative. Notwithstanding the foregoing, at any time subsequent to the first anniversary of the date of grant, the Committee may declare any Option immediately and fully exercisable, and Options shall automatically become fully exercisable upon the normal retirement of an optionee as provided in paragraph
10. Except as provided in paragraphs 10 or 11, no Option may be exercised unless the optionee has remained an employee of the Corporation or any parent or subsidiary corporation (or any combination thereof) continuously from the date of grant.

     (b) An Option may be exercised as to any or all full shares as to which the Option is then exercisable; provided that an Option may not be exercised as to fewer than 100 shares (or less than all the shares as to which the Option is then exercisable, if fewer than 100 shares).

     (c) The purchase price of the shares as to which an Option is exercised shall be paid in full in cash at the time of exercise; provided that, if permitted by the related Agreement or by the Committee, the purchase price may be paid, in whole or in part, by surrender or delivery to the Corporation of securities of the Corporation having a fair market value on the date of exercise equal to the portion of the purchase price being so paid. In addition, the optionee shall, upon notification of the amount due and prior to or concurrently with delivery to the optionee of a certificate representing such shares, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements.

     (d) No person shall have the rights of a stockholder with respect to shares covered by an Option until such person becomes the holder of record of such shares.

8.  AWARD AND EXERCISE OF RIGHTS.

     (a) A Right may be awarded by the Committee in association with any Option either at the time such Option is granted or at any time prior to the exercise in full, termination, or expiration of such Option. Each such Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only to the extent such Option is exercisable, and the Right Value, as hereinafter defined, is a positive amount.

     (b) A Right shall entitle the optionee to surrender to the Corporation unexercised the related Option (or any portion or portions thereof which the optionee from time to time shall determine to surrender for this purpose) and to receive in exchange therefor, subject to the provisions of the 1999 Plan and such rules and regulations as from time to time may be established by the Committee, a payment having an aggregate value equal to the product of (A) the Right Value of one share, as hereinafter defined, and (B) the number of shares covered by the Option, or portion thereof, that is surrendered. For purposes of the 1999 Plan, the Right Value of one share shall be the greater of (x) the excess of (i) the fair market value of one share on the date on which the Right is exercised, over (ii) the option price per share of the surrendered Option, or
(y) the excess of (i) the book value of one share as of the last day of the fiscal quarter of the Corporation ended immediately prior to the date on which the Right is exercised, over (ii) the book value of one share as of the last day of the fiscal quarter of the Corporation ended immediately prior to the date of the grant of the surrendered Option, except that if the surrendered Option is an ISO, the Right Value shall be determined only pursuant to (x). For purposes of the 1999 Plan, the book value of one share shall be determined by dividing the Shareholders' Investment as of the relevant date (after eliminating such portion of such Shareholders' Investment as the Committee shall determine to be applicable to securities of the Corporation other than Common Stock) by the number of shares issued and outstanding at such date. The Committee may also make such adjustments to Shareholders Investment as the Committee, in its sole discretion, shall consider appropriate, in view of the purpose of the 1999 Plan, to reflect any unusual or non-recurring transaction or any extraordinary income or expense item. The date on which the Committee or the Corporation shall receive notice from the optionee of the exercise of a Right shall be considered the date on which the Right is exercised.

     Upon exercise of a Right, an optionee shall indicate to the Committee what portion of the payment he desires to receive in cash and what portion in shares of Common Stock of the Corporation; provided, that the Committee shall have sole discretion to determine in any case or cases that payment will be made in the form of all cash, all shares, or any combination thereof. If the optionee is to receive a portion of such payment in shares, the number of shares shall be determined by dividing the amount of such portion by the fair market value of one share on the date on which the Right is exercised. The number of shares that may be received pursuant to the exercise of a Right may not exceed the number of shares covered by the related Option, or portion thereof, that is surrendered. No fractional share will be issued, but instead cash will be paid for any fractional share.

     No payment will be required from the optionee upon exercise of a Right, except that the optionee shall, upon notification of the amount due and prior to or concurrently with delivery to the optionee of cash or a certificate representing shares, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements, and the Corporation shall have the right to deduct from any payment any taxes required by law to be withheld by the Corporation with respect to such payment.

     (c) Upon exercise of a Right, the number of shares subject to exercise under the related Option shall be reduced automatically by the number of shares represented by the Option, or portion thereof, that is surrendered. Shares subject to Options, or portions thereof, that are surrendered in connection with the exercise of Rights shall not be available for subsequent Option grants under the 1999 Plan.

     (d) Whether payments upon exercise of Rights are made in cash, shares or a combination thereof, the Committee shall have discretion as to the timing of the payments, including whether payment shall be made in a lump sum or in installments, but payment may not be deferred beyond the first business day of the fifteenth calendar month next following the month of exercise of a Right. Deferred payments may bear interest at a rate determined by the Committee. The Committee may make such other further provisions and adopt such rules and regulations as it shall deem appropriate, not inconsistent with the 1999 Plan, related to the timing of the exercise of a Right and the determination of the form and timing of payment to the optionee upon such exercise.

9.  NON-TRANSFERABILITY OF OPTIONS AND RIGHTS.

     Options and Rights granted under the 1999 Plan shall not be transferable, other than by will or the laws of descent and distribution, and Options and Rights may be exercised, during the lifetime of the optionee, only by the optionee, or by his guardian or legal representative.

10.  TERMINATION OF RELATIONSHIP TO THE CORPORATION.

     (a) In the event that any optionee shall cease to be an employee of the Corporation and of any parent or subsidiary corporation, other than by reason of death or permanent and total disability, any Option held by such optionee may be exercised (to the extent that the optionee was entitled to exercise such Option at the termination of such employment) at any time within three months after such termination, or such later date as the Committee, in its sole discretion shall determine at the employee's request prior to the end of such three-month period, but, in either case, not later than the date on which the Option, by its terms, otherwise would have expired; provided, however, that any Option held by an employee whose employment shall be terminated either (A) by the Corporation for cause or (B) voluntarily by the employee and without the consent of the Corporation or any parent or subsidiary corporation (which consent shall be presumed in the case of normal retirement), shall, to the extent not theretofore exercised, forthwith terminate. Notwithstanding the provisions of paragraph 7 specifying the installments in which an Option shall be exercisable, upon an optionee's actual retirement at any time subsequent to the first anniversary of the grant of the Option, the Option shall be exercisable (within the time periods set forth in this paragraph 10(a)) as to all shares of Common Stock remaining subject to the Option; provided, however, such acceleration shall not be applicable if the optionee retires prior to his normal retirement date and without the consent of the Corporation.

     (b) Awards made under the 1999 Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of the Corporation, or any parent or subsidiary corporation.

     (c) Any Agreement may contain such provisions as the Committee shall approve with reference to the determination of the date employment terminates for purposes of the 1999 Plan and the effect of leaves of absence, which provisions may vary from one another. Without limiting the foregoing, any Agreement may provide, for purposes of paragraphs 7(a), 10 and 11, that, with respect to the award of non-ISO Options to which the Agreement relates, the optionee's employment shall be deemed not to terminate upon, and such optionee shall be deemed to continue to be employed until, the termination of the optionee's engagement as a consultant, if such engagement commences within three months after the optionee ceases to be an employee.

     (d) Nothing in the 1999 Plan or in any award made pursuant to the 1999 Plan shall confer upon any employee any right to continue in the employ of the Corporation or any parent or subsidiary corporation or affect the right of the Corporation or such parent or subsidiary corporation to terminate his employment at any time.

11.  DEATH OR DISABILITY OF OPTIONEE.

     If an optionee shall become permanently and totally disabled within the meaning of Section 22(e)(3) of the Code or die, while he is employed by the Corporation or any parent or any subsidiary corporation, or within three months after the termination of his employment (other than termination for cause or voluntarily on the part of the optionee and without the consent of the Corporation or such parent or subsidiary corporation), any Option owned by such optionee may be exercised, as set forth in the related Agreement, by the guardian or legal representative or the optionee's estate or transferee by will or laws of descent and distribution, within nine months after the earlier of the death or commencement of permanent and total disability of the optionee, or such later date as the Committee, in its sole discretion shall determine at the request of such guardian, legal representative, estate, or transferee prior to the end of such nine-month period, but in either case, not later than the date on which the Option, by its terms, otherwise would have expired.

12.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     Notwithstanding any other provision of the 1999 Plan, each Agreement may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares covered by such Option, the exercise prices and the number of shares as to which Options shall be exercisable at any time, and appropriate changes in Rights related to such Options, in the event of changes in the outstanding Common Stock of the Corporation by reason of stock dividends, split-ups, reverse splits, recapitalizations, spin-offs, reorganizations, liquidations and the like. In the event of any such change in the outstanding Common Stock of the Corporation, the aggregate number of shares as to which Options may be granted under the 1999 Plan and to any employee shall be appropriately adjusted by the Committee, whose determination shall be conclusive. No adjustment shall be made in the requirements set forth in paragraph 7(b) with respect to the minimum number of shares that must be purchased upon any exercise.

     Immediately prior to the occurrence of a dissolution, liquidation, merger or consolidation of the Corporation, sale of all or substantially all of the assets of the Corporation or change in control of the Corporation (collectively, a "Change Event"), as a result of which the outstanding Common Stock shall become convertible into or exchangeable for any other security or property (other than cash), if the Committee shall so determine, each outstanding Option shall automatically be converted into the right to purchase, on substantially the same terms as otherwise set forth in the related Agreement, the amount of such other security or property as a number of shares of Common Stock equal to the number of shares of Common Stock subject to such Option immediately prior to the operation of this sentence ("Option Shares") shall become convertible or for which such number of shares of Common Stock shall become exchangeable, at a purchase price per unit of such other security or property bearing the same ratio to the purchase price of one Option Share as the number of Option Shares shall bear to the number of units of such other security for which the Option shall, by operation of this sentence, become exercisable (subject, in the case of an ISO, to such further adjustment as may be appropriate to preserve the ISO status of the ISO). In the event that a Change Event to which the preceding sentence shall not apply shall have occurred or is about to occur, or in the event a Change Event applicable to a subsidiary corporation of the Corporation shall have occurred or is about to occur, then, if the Committee shall so determine, each Option outstanding under the 1999 Plan, if such Change Event shall apply to the Corporation, or each Option held by any employee of such subsidiary corporation, shall be terminated upon the occurrence of such Change Event, and the Corporation shall pay to each holder of such terminated Option an amount equal to the Right Value of one share as of the close of business on the trading day immediately preceding the date of occurrence of such Change Event multiplied by the number of shares of Common Stock subject to such Option immediately prior to its termination.

     For purposes of the 1999 Plan, the term "change in control" means an event or series of events that would be required to be described as a change in control of the Corporation in a proxy or information statement pursuant to
Schedule 14A or 14C promulgated under the Exchange Act. The determination whether and when a change in control has occurred or is about to occur shall be made by vote of a majority of the persons who shall have constituted the Committee immediately prior to the occurrence of the event or series of events constituting such change in control.

13.  EFFECTIVENESS OF THE 1999 PLAN.

     The 1999 Plan shall become effective upon the approval thereof by a majority of the votes properly cast thereon at a meeting of stockholders of the Corporation duly called and held. The Committee thereafter may, in its discretion, make awards under the 1999 Plan, the exercise of which shall be expressly subject to the conditions that, at the time of exercise, (i) the shares of Common Stock reserved for purposes of the 1999 Plan shall be duly listed, upon official notice of issuance, upon the New York Stock Exchange, if shares of Common Stock are then so listed, and (ii) a Registration Statement under the Securities Act of 1933 (the "Securities Act") with respect to such shares shall be effective, or other provision satisfactory to the Committee shall have been made so that such shares may be issued without violation of the Securities Act.

14.  TERMINATION AND AMENDMENT OF THE 1999 PLAN.

     The Board of Directors of the Corporation may, at any time prior to the termination of the 1999 Plan, suspend, terminate, modify or amend the 1999 Plan; provided that any increase in the aggregate number of shares reserved for issuance upon the exercise of Options, any increase in the maximum number of shares for which Options may be granted to any employee during any period, any reduction in the purchase price of the Common Stock covered by any Option, any extension of the period during which Options may be granted or increase beyond ten years in the maximum term of Options, any change in the formula for determining the amount payable upon exercise of a Right, or any material modification in the eligibility requirements for participation in the 1999 Plan, shall be subject to the approval of stockholders in the manner provided in paragraph 13, except that any such increase, reduction, or change that may result from any adjustment authorized by paragraph 12 or any modification or amendment based on any amendment of the Exchange Act, the Code or change in any regulation promulgated thereunder (to the extent permitted by the Exchange Act, the Code, the Securities and Exchange Commission or the Internal Revenue Service) shall not require such approval. No suspension, termination, modification or amendment of the 1999 Plan may, without the consent of the holder of an outstanding option, adversely affect the rights of such holder.

15.  FINANCING FOR INVESTMENT IN STOCK OF THE CORPORATION.

     Until March 22, 2009, the Board of Directors may cause the Corporation or any subsidiary to give or arrange for financing, including direct loans, secured or unsecured, or guaranties of loans by banks, which guaranties may be secured in whole or in part by assets of the Corporation or any subsidiary, to any employee of the Corporation or any parent corporation or any subsidiary corporation who shall have been so employed for a period of at least two years at the end of the fiscal year ended immediately prior to the arranging of such financing; but the Board of Directors may, in any specific case, authorize financing for an employee who shall not have served for such period. Such financing shall be for the purpose of providing funds for any one or more of: the purchase by the employee of shares pursuant to the exercise of an Option; the payment of taxes incurred in connection with such exercise; or otherwise purchasing or carrying a stock investment in the Corporation. The maximum amount of financing given and liability incurred by the Corporation and its subsidiaries in connection with all such financing at any time outstanding shall not exceed $5,000,000. Such financing shall bear interest at a rate not less than the lowest rate that avoids imputation of interest at a higher rate under the Code. Each recipient of such financing shall be personally liable for the full amount of all financing extended to him. Such financing shall be based upon the judgment of the Board of Directors that such financing may reasonably be expected to benefit the Corporation, and that such financing as may be granted shall be consistent with the Certificate of Incorporation and By-Laws of the Corporation or such subsidiary, and applicable laws.

     If any such financing is authorized by the Board of Directors, such financing shall be administered by a special committee of the Board to be denominated the Stock Investment Financing Committee. Such Committee shall consist of not less than two directors, each of whom shall be a Non-Employee Director.

16.  SEVERABILITY.

     In the event that any one or more provisions of the 1999 Plan or any Agreement, or any action taken pursuant to the 1999 Plan or such Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the 1999 Plan or of such or any other Agreement, but in such particular jurisdiction and instance the 1999 Plan, and the affected Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or if the action in question had not been taken thereunder.

17.  EFFECT ON PRIOR OPTION PLANS.

     The adoption of the 1999 Plan shall have no effect on outstanding options previously granted by the Corporation.

18.  CERTAIN DEFINITIONS.

     (a) The term "parent corporation" and "subsidiary corporation" shall have the meanings, with respect to the corporation, set forth in Sections 424(e) and
(f) of the Code, respectively.

     (b) The term "Non-Employee Director" shall mean a director who is both a "Non-Employee Director" within the meaning of paragraph (b)(3)(i) of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of Code Section 162(m).

     (c) The term "fair market value" of a share of Common Stock shall mean as of the date on which such fair market value is to be determined the closing price of a share of Common Stock as reported in The Wall Street Journal (or a publication deemed equivalent to The Wall Street Journal for such purpose by the Committee) for the national securities exchanges and other securities markets which at the time are included in the stock price quotations of such publication. In the event that the Committee shall determine such stock price quotation is not representative of fair market value, the Committee may determine fair market value in such a manner as it shall deem appropriate under the circumstances.

                          CHRIS-CRAFT INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     BRIAN C. KELLY, JAMES J. ROCHLIS and WILLIAM D. SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a
P    majority of those or their substitutes present and acting at the meeting
R    or, if only one shall be present and acting, then that one, all of the
O    shares of Chris-Craft Industries, Inc. that the undersigned would be
X    entitled, if personally present, to vote at its 1999 annual meeting of
Y stockholders and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.

     ELECTION OF DIRECTORS, NOMINEES:                    CHANGE OF ADDRESS:

                                                  ---------------------------
     JEANNE J. KIRKPATRICK, NORMAN PERLMUTTER,
                                                  ---------------------------
     WILLIAM D. SIEGEL, EVAN C. THOMPSON
                                                  ---------------------------

     PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.


                                                                     SEE REVERSE
                                                                         SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

Unless otherwise specified, this proxy will be voted FOR Proposals 1, 2 and 3. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

                       FOR ALL               AUTHORITY WITHHELD
                       NOMINEES              AS TO ALL NOMINEES
1. Election of
   Directors (see
   other side).          [ ]                         [ ]

For, except vote withheld from the following nominee(s):

---------------------------------------------------------------
                               FOR        AGAINST       ABSTAIN
2. Adoption of the
   1999 Management
   Incentive Plan.             [ ]          [ ]           [ ]

3. Selection of
   PricewaterhouseCoopers
   LLP as auditors.            [ ]          [ ]           [ ]


Mark here for Address Change and note on reverse.         [ ]

Mark here if you plan to attend the annual meeting.       [ ]

NOTE: Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.

----------------------------------------

----------------------------------------
SIGNATURE(S)                     DATE